Exhibit 99.1

UPHEALTH ANNOUNCES FIRST QUARTER 2023 FINANCIAL RESULTS
First Quarter Revenues Increased 17% to $42.1 million
First Quarter Gross Margin Expanded to 54%
First Quarter Net Loss Attributable to UpHealth, Inc. Decreased 54% to $8.1 million
First Quarter Adjusted EBITDA Improved by $7.9 million to $6.6 million
Announced Strategic Sale of Innovations Group, Inc. for $56.0 million

DELRAY BEACH, Fla. – May 11, 2023 – UpHealth, Inc. (“UpHealth” or the “Company”) (NYSE: UPH), a global digital health company delivering technology platforms, infrastructure, and services to modernize care delivery and health management, today announced financial results for the first quarter ended March 31, 2023.

UpHealth Chief Executive Officer Sam Meckey said, “I am very proud of our team’s efforts which contributed to our top line growth of 17% to $42.1 million in the first quarter of 2023 over the first quarter of 2022, gross margin expansion to 54% and our notable $7.9 million improvement in Adjusted EBITDA. We continue to focus on preserving capital and executing against our strategic plan, while improving free cash flow generation. We took action to solidify our balance sheet by completing the sale of Innovations Group, Inc. (“IGI”), delivering an additional $56.0 million in gross proceeds in the second quarter. We also secured PIPE financing, with gross proceeds of $4.5 million. These actions provide us with significant liquidity to run the business going forward. Operationally, we continue to right-size our businesses. We have reduced our headcount by 12% since we began our turnaround efforts in August. Additionally, we have reduced our external vendor spend and discontinued a number of internal initiatives that were not producing results. These cost savings are a direct result of our previously stated goal of aligning expenses and costs with the current revenues of our business. These necessary initiatives have led to a leaner, more focused company, which has allowed us to build the needed foundation to support our go forward growth initiatives. I am very pleased with the progress made to date, and with our first quarter results, which represent a significant step forward in the recalibration of our business in 2023.”

First Quarter 2023 Highlights:
•Revenues for the first quarter of 2023 were $42.1 million, representing an increase of 17% compared to revenues for the first quarter of 2022 of $36.0 million, an increase of 4% compared to revenues for the fourth quarter of 2022 of $40.5 million, and an increase of 29% compared to pro forma revenues for the first quarter of 2022 (excluding Glocal revenue) of $32.7 million. Revenues by segment were as follows:
•Virtual Care Infrastructure revenues were $17.5 million (41% of total revenues), representing an increase of 12% compared to revenues for the first quarter of 2022 of $15.6 million, primarily due to an increase in minutes from both new and existing U.S. Telehealth customers. During the three months ended March 31, 2023, no revenues were recognized for Glocal as a result of its deconsolidation in July 2022.
•Services revenues were $20.8 million (49% of total revenues), representing an increase of 17% compared to revenues for the first quarter of 2022 of $17.7 million, primarily due to higher census and improved payor mix at UpHealth BehavioralTM and an increase in the volume and sales price of prescriptions in the Pharmacy business.
•Integrated Care Management revenues were $3.9 million (9% of total revenues), representing an increase of 48% compared to revenues for the first quarter of 2022 of $2.6 million, primarily due to growth in professional services revenue from existing customers.
•Gross margin expanded to 54% for the first quarter of 2023 from 39% for the first quarter of 2022. Gross margins by segment were as follows:
•Virtual Care Infrastructure gross margin was 58%, an increase from 42% for the first quarter of 2022, primarily due a shift in mix from audio to video minutes in the U.S. Telehealth business, and no recognition of lower margin revenue for Glocal during the three months ended March 31, 2023 as a result of its deconsolidation in July 2022.
•Services gross margin was 48%, an increase from 33% for the first quarter of 2022, primarily due to higher census and improved mix of services at UpHealth BehavioralTM and higher sales prices of prescriptions in the Pharmacy business.

•Integrated Care Management gross margin was 67%, an increase from 63% for the first quarter of 2022, primarily due to an increase in professional services performed at higher margins.
•Operating loss for the first quarter of 2023 was $0.8 million, a 96% improvement compared to operating loss in the first quarter of 2022 of $17.9 million. This improvement primarily resulted from the deconsolidation of Glocal during the third quarter of 2022 and a reduction in the amortization of intangible assets due to impairments recorded in 2022.
•Net loss attributable to UpHealth, Inc. for the first quarter of 2023 was $8.1 million, a 54% improvement compared to net loss attributable to UpHealth, Inc. for the first quarter of 2022 of $17.4 million.
•Adjusted EBITDA for the first quarter of 2023 improved by $7.9 million, to $6.6 million, compared to Adjusted EBITDA for the first quarter of 2022 of $(1.3) million.
•Headcount decreased by 12% since we began our turnaround efforts in August 2022.
•On March 13, 2023 UpHealth closed a private placement for the sale of 1,650,000 shares of UpHealth’s common stock, pre-funded warrants to purchase an additional 1,350,000 shares of UpHealth's common stock, and warrants to purchase up to 6,000,000 shares of UpHealth's common stock, resulting in total gross proceeds of approximately $4.5 million before deducting placement agent commissions and other offering expenses.
•On May 11, 2023, UpHealth completed the strategic sale of IGI to Belmar Pharma Solutions for gross proceeds of $56.0 million, which adds significant liquidity to UpHealth’s balance sheet in the second quarter of 2023. This transaction represents execution against UpHealth's new strategic vision and focus on scalable growth opportunities in the U.S. Telehealth, UpHealth BehavioralTM, and Integrated Care Management businesses.
Certain prior period amounts have been reclassified to conform with our current period presentation. Please refer to the discussion and tables under “Non-GAAP Financial Information.”

Balance Sheet and Cash Flow

On March 31, 2023, UpHealth reported $13.3 million of cash and cash equivalents. This does not include approximately $7.0 million in cash in India that is held in a bank account which the Emergency Arbitrator has ordered cannot be accessed by Glocal or UpHealth. Subsequent to quarter end, UpHealth completed the strategic sale of IGI to Belmar Pharma Solutions for gross proceeds of $56.0 million.

Fiscal 2023 Financial Outlook

We continue to expect 2023 revenues to be in the range of $127 to $135 million. This represents growth of 5% to 12% over pro forma 2022 revenue of $121 million. For comparison purposes, both 2023 estimated revenue and 2022 pro forma revenue include five months of operations for IGI and exclude the Glocal operations. In 2023, we expect gross margins to be in the range of 43% to 45% and adjusted EBITDA to be in the range of $7 to $10 million.

Conference Call

UpHealth management will host a live question-and-answer session with investors and analysts beginning at 5:00 p.m. Eastern Time today, May 11, 2023. The call can be accessed live over the telephone by dialing (800-920-5564) from the U.S. or International callers can dial (212) 231-2931. There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at https://investors.uphealthinc.com/events-and-presentations/default.aspx or directly here. The webcast will be archived for approximately 30 days.

Inducement Grant

UpHealth’s Compensation Committee of its Board of Directors approved, effective as of May 9, 2023, the grant under Section 303A.08 of the NYSE Listed Company Manual of an employment inducement award consisting of restricted stock units (“RSUs”) covering 200,000 shares of UpHealth common stock to its new Chief Legal Officer, Jeremy Livianu, to induce him to join UpHealth. Of this amount, (i) 100,000 will vest over a three‑year period beginning May 9, 2023, with the initial one-third vesting on May 22, 2024, and the remainder vesting quarterly thereafter on each August 22, November 22, March 7, and May 22, subject to continued employment by UpHealth, and (ii) 100,000 performance-based RSUs will vest based on the achievement of specified performance goals during the years ending December 31, 2023, 2024, and 2025, subject to his continued employment. The awards were granted under UpHealth’s Inducement Equity Incentive Plan as employment inducement awards pursuant to the New York Stock Exchange rules.

About UpHealth, Inc.

UpHealth is a global digital health company that delivers digital-first technology, infrastructure, and services to dramatically improve how healthcare is delivered and managed. The UpHealth platform creates digitally enabled “care communities” that improve access and achieve better patient outcomes at lower cost, through digital health solutions and interoperability tools that serve patients wherever they are, in their native language. UpHealth’s clients include health plans, healthcare providers and community-based organizations. For more information, please visit https://uphealthinc.com and follow at UpHealth Inc on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, the projected operation and financial performance of UpHealth, its product offerings and developments and reception of its product by customers, the arbitration and other legal disputes involving Glocal, and UpHealth’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenue and the business plans of UpHealth’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of UpHealth considering their respective experience and perception of historical trends, current conditions, and expected future developments and their potential effects on UpHealth as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting UpHealth will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the ability of UpHealth to service or otherwise pay its debt obligations, the mix of services utilized by UpHealth’s customers and such customers’ needs for these services, market acceptance of new service offerings, the ability of UpHealth to expand what it does for existing customers as well as to add new customers, uncertainty with respect to how the ICA or the Indian courts shall decide various matters that are before them or that the Glocal Board will act in compliance with their fiduciary duties to their shareholders, that UpHealth will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as government responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, may have on UpHealth’s operations, the demand for UpHealth’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. UpHealth undertakes no obligation to update or revise any forward-looking statements, whether because of new information, future events, or otherwise, except as may be required under applicable securities laws.

Investors Relations:
Shannon Devine (MZ North America)
Managing Director
203-741-8811
UPH@mzgroup.us

UPHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$13,333	$15,557
Accounts receivable, net	24,432	21,851
Inventories	134	161
Due from related parties	—	14
Prepaid expenses and other current assets	3,263	2,991
Assets held for sale, current	3,178	2,748
Total current assets	44,340	43,322
Property and equipment, net	14,324	14,069
Operating lease right-of-use assets	6,644	7,213
Intangible assets, net	30,216	31,362
Goodwill	159,675	159,675
Equity investment	21,200	21,200
Other assets	474	438
Assets held for sale, noncurrent	61,924	62,525
Total assets	$338,797	$339,804
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$17,261	$17,983
Accrued expenses	41,099	38,763
Deferred revenue	1,549	2,738
Due to related party	166	229
Income taxes payable	367	388
Related-party debt, current	200	—
Lease liabilities, current	5,317	5,475
Other liabilities, current	433	74
Liabilities held for sale, current	2,975	3,319
Total current liabilities	69,367	68,969
Related-party debt, noncurrent	31	281
Debt, noncurrent	148,621	145,962
Deferred tax liabilities	1,203	1,200
Derivative liability, noncurrent	30	56
Warrant liabilities, noncurrent	17	9
Lease liabilities, noncurrent	8,050	8,741
Other liabilities, noncurrent	201	662
Liabilities held for sale, noncurrent	7,678	7,787
Total liabilities	235,198	233,667

Stockholders’ Equity:
Common stock	2	2
Additional paid-in capital	693,496	688,355
Treasury stock, at cost	(17,000)	(17,000)
Accumulated deficit	(574,292)	(566,209)
Total UpHealth, Inc., stockholders’ equity	102,206	105,148
Noncontrolling interests	1,393	989
Total stockholders’ equity	103,599	106,137
Total liabilities and stockholders’ equity	$338,797	$339,804

UPHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues:
Services	$30,941	$25,686
Licenses and subscriptions	1,936	1,781
Products	9,268	8,505
Total revenues	42,145	35,972
Costs of revenues:
Services	13,744	15,758
License and subscriptions	319	233
Products	5,406	5,990
Total costs of revenues	19,469	21,981
Gross profit	22,676	13,991
Operating expenses:
Sales and marketing	4,619	3,434
Research and development	1,285	1,758
General and administrative	11,009	11,467
Depreciation and amortization	1,611	5,236
Stock-based compensation	989	1,374
Lease abandonment expenses	—	75
Goodwill and intangible asset impairment	495	6,174
Acquisition, integration, and transformation costs	3,446	2,384
Total operating expenses	23,454	31,902
Loss from operations	(778)	(17,911)
Other expense:
Interest expense	(6,858)	(6,995)
Gain on fair value of derivative liability	26	4,829
Gain (loss) on fair value of warrant liabilities	(8)	95
Other expense, net, including interest income	(17)	(16)
Total other expense	(6,857)	(2,087)
Loss before income tax benefit	(7,635)	(19,998)
Income tax benefit	—	2,293
Net loss	(7,635)	(17,705)
Less: net income (loss) attributable to noncontrolling interests	448	(260)
Net loss attributable to UpHealth, Inc.	$(8,083)	$(17,445)
Net loss per share attributable to UpHealth, Inc.:
Basic and diluted	$(0.51)	$(1.21)
Weighted average shares outstanding:(1)
Basic and diluted	15,730	14,454

(1)Amounts as of March 31, 2022 and before that date differ from those published in our prior condensed consolidated financial statements as they were retrospectively adjusted as a result of the Reverse Stock Split. Specifically, the number of common shares outstanding during periods before the Reverse Stock Split are divided by the exchange ratio of 10:1, such that each ten shares of common stock were combined and reconstituted into one share of common stock effective December 8, 2022.

UPHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended March 31,
	2023	2022
Operating activities:
Net loss	$(7,635)	$(17,705)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,412	6,605
Amortization of debt issuance costs and discount on convertible debt	2,659	3,485
Stock-based compensation	989	1,374
Impairment of property and equipment, intangible assets and goodwill	495	5,459
Provision for credit losses	(122)	(342)
Loss (gain) on fair value of warrant liabilities	8	(95)
Gain on fair value of derivative liability	(26)	(4,829)
Deferred income taxes	—	(2,262)
Amortization of operating lease right-of-use assets	559	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(2,456)	3,472
Inventories	26	(161)
Prepaid expenses and other current assets	(632)	(577)
Accounts payable and accrued expenses	1,611	3,067
Operating lease liabilities	(587)	—
Income taxes payable	(19)	317
Deferred revenue	(1,188)	(907)
Due to related parties	(49)	62
Other current liabilities	(84)	(34)
Net cash used in operating activities	(4,039)	(3,071)
Investing activities:
Purchases of property and equipment	(1,341)	(1,663)
Net cash used in investing activities	(1,341)	(1,663)
Financing activities:
Proceeds from 2023 private placement, net of issuance costs of $348	4,152	—
Repayments of debt	—	(151)
Payments of finance and capital lease obligations	(899)	(800)
Net tax withholdings from share-based compensation	(3)	(68)
Distribution to noncontrolling interest	(44)	—
Net cash provided by (used in) provided by financing activities	3,156	(1,019)
Effect of exchange rate changes on cash and cash equivalents	—	(394)
Net decrease in cash and cash equivalents	(2,224)	(6,147)
Cash and cash equivalents, beginning of period	15,557	76,801
Cash and cash equivalents, end of period	$13,333	$70,654

UPHEALTH, INC.
NON-GAAP FINANCIAL INFORMATION

Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (GAAP). To supplement UpHealth’s condensed consolidated financial statements presented in accordance with GAAP, UpHealth presents investors with non-GAAP financial measures, including Adjusted EBITDA.

•Adjusted EBITDA consists of net income (loss) attributable to UpHealth, Inc., excluding depreciation and amortization; stock-based compensation; lease abandonment expenses; goodwill and intangible asset impairments; acquisition, integration, and transformation costs; other income (expense); income tax benefit (expense); net income (loss) attributable to noncontrolling interests; and other non-recurring charges to GAAP net income (loss) attributable to UpHealth, Inc. Other non-recurring charges to GAAP net income (loss) attributable to UpHealth, Inc. may include transaction expenses in connection with capital raising transactions (whether debt, equity or equity-linked) and acquisitions, whether or not consummated, purchase price adjustments, the cumulative effect of a change in accounting principles, or other expenses determined to be non-recurring.

UpHealth believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to UpHealth’s financial condition and results of operations. Management believes that the items described above provide an additional measure of UpHealth’s operating results and facilitates comparisons of UpHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present, and future operating performance and as a supplemental means to evaluate UpHealth’s ongoing operations. UpHealth believes that these non-GAAP financial measures are useful to investors in their assessment of UpHealth’s operating performance.

Adjusted EBITDA is not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. You should not consider this measure in isolation or as a substitute for analysis of UpHealth’s results as reported under GAAP. UpHealth compensates for these limitations by prominently disclosing GAAP financial measures and providing investors with reconciliations from UpHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

UPHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(In thousands)

	Three Months Ended March 31,
	2023	2022
Revenues	$42,145	$35,972

Gross margin	54%	39%

Net loss attributable to UpHealth, Inc.	$(8,083)	$(17,445)
Net income (loss) attributable to noncontrolling interests	448	(260)
Net loss	(7,635)	(17,705)
Other expense	6,857	2,087
Income tax benefit	—	(2,293)
Loss from operations	(778)	(17,911)
Depreciation and amortization	2,412	6,599
Stock-based compensation	989	1,374
Acquisition, integration and transformation costs, and non-recurring expenses (2)	3,941	8,633
Adjusted EBITDA (Non-GAAP)	$6,564	$(1,305)

(1) See Non-GAAP Financial Information section for definitions of the Company’s non-GAAP financial measures.
(2) Amounts reflect acquisition, integration and transformation costs, lease abandonment expenses, and goodwill impairment from the condensed consolidated statements of operations, as well as other operating expenses considered to be non-recurring during the period.

UPHEALTH, INC.
SEGMENT INFORMATION AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(In thousands)

	Three Months Ended March 31,
	2023	2022
Revenues:
Integrated care management (2)	$3,873	$2,612
Virtual care infrastructure (3)(5)	17,458	15,630
Services (4)	20,814	17,730
Total	$42,145	$35,972

	Three Months Ended March 31,
	2023	2022
Gross Profit:
Integrated care management (2)	$2,580	$1,638
Virtual care infrastructure (3)(5)	10,185	6,501
Services (4)	9,911	5,852
Total	$22,676	$13,991

	Three Months Ended March 31,
	2023	2022
Gross Margin %:
Integrated care management (2)	67%	63%
Virtual care infrastructure (3)(5)	58%	42%
Services (4)	48%	33%
Total	54%	39%

(1)	See Non-GAAP Financial Information section for definitions of the Company’s non-GAAP financial measures.

Segment Information
The Company’s business is organized into three operating business segments:
Integrated Care Management—through the Thrasys subsidiary.
Virtual Care Infrastructure—through the Cloudbreak and Glocal (other than for the three month period of January 1, 2023 - March 31, 2023) subsidiaries; and
Services—through the Innovations, BHS and TTC subsidiaries.
The reportable segments are consistent with how management views the Company’s services and products and the financial information reviewed by the chief operating decision makers. The Company manages its businesses as components of an enterprise for which separate information is available and is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and assess performance.

(2)
In the Integrated Care Management segment, the Company provides its customers with an advanced, comprehensive, and extensible technology platform, marketed under the umbrella “SyntraNet” to manage health, quality of care, and costs, especially for individuals with complex medical, behavioral health, and social needs.

(3)
In the Virtual Care Infrastructure segment, the Company provides technology and process-based healthcare platforms providing its customers comprehensive primary care, specialty consultations, and translation services, through telemedicine, Digital Dispensaries, and technology-based hospital centers.

(4)
In the Services segment, the Company provide custom compounded medications for the unique needs of every patient and prescriber. The Company is a full-service pharmacy filling prescriptions from its inventory of compounded medications, as well as drugs purchased from manufacturers. Additionally, the Company provides inpatient and outpatient substance abuse and mental health treatment services for individuals with drug and alcohol addiction and other behavioral health issues. The Company offers a complete continuum of care from detoxification services, residential care, partial hospitalization programs, and intensive outpatient and outpatient programs.

(5)
As discussed in Note 1, Organization and Business, to the Company’s condensed consolidated financial statements, the Company deconsolidated Glocal during the three months ended September 30, 2022; therefore, the financial results of Glocal for the three months ended March 31, 2022 are included in our unaudited condensed consolidated financial statements, and the financial results of Glocal as of March 31, 2023 and for the three months then ended are not included in our unaudited condensed consolidated financial statements.